Exhibit 99.1

news release

CONTACT: Cheryl D. Hodges (859) 392-3331

OMNICARE ANNOUNCES INTENTION OF CFO

TO RETIRE BY END OF 2009

Will Continue in Role Until Successor is in Place

COVINGTON, Ky., May 26, 2009 – Omnicare, Inc. (NYSE:OCR), one of the nation’s leading providers of pharmaceutical care for the elderly, today announced that David W. Froesel, Jr., Senior Vice President and Chief Financial Officer, has notified the Company of his intention to retire by the end of 2009. The Company has retained an executive search firm to conduct a national search for a replacement. Mr. Froesel plans to continue in his current role until a successor is identified and will then assist in the transition.

Joel F. Gemunder, Omnicare’s president and chief executive officer, said, “As our CFO for the last 13 years, Dave was part of the team that helped us grow from a company with revenues of $640 million to more than $6 billion today. Dave has built a strong accounting and finance organization that supports our Company’s business strategy and future growth while helping our efforts to integrate acquisitions, improve operations and strengthen our financial position – all factors that have established Omnicare as a premier provider of pharmaceutical services for the frail elderly.”

Mr. Froesel said, “It’s been an honor to work at Omnicare and to contribute to the tremendous growth this company has experienced. I take pride in what has been accomplished during my tenure and am confident that the team will continue to carry out our mission in a manner consistent with our goal of driving enhanced and sustainable value for our shareholders.”

Mr. Froesel has served as Senior Vice President and Chief Financial Officer of Omnicare since March 1996. From May 1993 to February 1996, Froesel was Vice President of Finance and Administration at Mallinckrodt Veterinary, Inc., a subsidiary of Mallinckrodt, Inc. From July 1989 to April 1993, he was worldwide Corporate Controller of Mallinckrodt Medical, Inc., a subsidiary of Mallinckrodt, Inc. He received a B.S. in Accounting from the University of Missouri and an M.S. in Accounting from St. Louis University and is a Certified Public Accountant.

Omnicare, Inc. • 100 East RiverCenter Boulevard • Covington, Kentucky 41011 • 859/392-3300 • 859/392-3360 Fax

Omnicare, Inc. (NYSE:OCR), a Fortune 500 company based in Covington, Kentucky, is a leading provider of pharmaceutical care for the elderly. Omnicare serves residents in long-term care facilities, chronic care and other settings comprising approximately 1.4 million beds in 47 states, the District of Columbia and Canada. Omnicare is the largest U.S. provider of professional pharmacy, related consulting and data management services for skilled nursing, assisted living and other institutional healthcare providers as well as for hospice patients in homecare and other settings. Omnicare’s pharmacy services also include distribution and patient assistance services for specialty pharmaceuticals. Omnicare offers clinical research services for the pharmaceutical and biotechnology industries in 31 countries worldwide. For more information, visit the company’s Web site at www.omnicare.com.

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